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                                                                  EXHIBIT (a)(6)

[JUNIPER NETWORKS LOGO]

STOCK OPTION EXCHANGE FORM FOR [EMPLOYEE NAME]

o If you want to participate, click the box next to the option you want to exchange

o If you make a mistake or change your mind, click the box again to remove the election

o    When you are finished making your election, click "Submit"

o    You can change your election as many times as you want before the deadline

Select grants to exchange (NOTE: ONLY ELIGIBLE OPTIONS OUTSTANDING AS OF SEPTEMBER 28, 2001 ARE LISTED)

     DATE ISSUED         NUMBER OF OUTSTANDING SHARES       PRICE

     [option grant information]

When you have made your selections, click here: [Submit]

DEADLINE FOR SUBMISSION: 10 p.m. Pacific Time, November 26, 2001.

CURRENT DATE/TIME: _________________________

IF, BETWEEN SEPTEMBER 28, 2001 AND THE DEADLINE, YOU EXERCISE (OR HAVE ALREADY EXERCISED) ANY PORTION OF YOUR OPTIONS LISTED ABOVE, THEN THOSE OPTIONS THAT YOU HAVE EXERCISED WILL NO LONGER BE CONSIDERED OUTSTANDING AND THEREFORE WILL NOT BE EXCHANGED.

IF YOU ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, ANY OPTIONS GRANTED TO YOU WITHIN SIX MONTHS PRIOR TO THE DEADLINE (OTHER THAN FORMULA GRANTS) WILL AUTOMATICALLY BE EXCHANGED REGARDLESS OF WHETHER YOU CHECKED THE BOX FOR THOSE GRANTS.

IF YOU DON'T WANT TO EXCHANGE ANY OPTIONS, CLICK HERE: [I do not wish to participate]

LINKS:

o    [Option Exchange Program Info]

o    [Q&A]

o    [Ask a question]

THIS PROGRAM AND THE INFORMATION PROVIDED ON THIS WEBSITE ARE SUBJECT TO AND GOVERNED BY THE OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK FILED BY US WITH THE SECURITIES AND EXCHANGE COMMISSION, ALONG WITH OTHER MATERIALS. THOSE MATERIALS ARE AVAILABLE FREE OF CHARGE, EITHER FROM THE COMPANY OR AT THE SEC WEBSITE AT WWW.SEC.GOV. THESE MATERIALS ARE IMPORTANT AND YOU ARE URGED TO READ THEM CAREFULLY.